UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report: March 28, 2006

(Date of earliest event reported)

CRITICAL PATH, INC.

(Exact name of registrant as specified in its charter)

California	0-25331	94-1788300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Harrison Street, 2nd Floor San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 541-2500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 28, 2006, the Compensation Committee of the Board of Directors of Critical Path, Inc. (“Critical Path”) discussed and approved a new salary for Donald Dew, who was promoted to Chief Technology Officer and Executive Vice President, Product Management in January 2006, of $236,000 per year. In addition, the Compensation Committee approved an increase to the base salary of Mark Palomba to $300,000 per year in connection with Mr. Palomba’s promotion to Executive Vice President, Worldwide Sales and Field Operations. Mr. Palomba’s sales commission potential was also increased to $200,000 if 100% of Critical Path’s financial performance and his sales targets are attained.

At the same meeting, the Compensation Committee approved the cash awards with respect to the bonus component for the fiscal period ended on December 31, 2005 for its executive officers. The bonus awards were determined based on the actual performance of the company during the fiscal year 2005 as measured against certain performance objectives. The following cash bonuses were awarded for the fiscal period ending on December 31, 2005 to the executive officers: Mark J. Ferrer, Chief Executive Officer and Chairman, $63,000; James A. Clark, Executive Vice President and Chief Financial Officer, $27,000; Mark Palomba, Executive Vice President, Worldwide Sales and Field Operations, $40,000; Donald Dew, Chief Technology Officer, Executive Vice President Product Management, $22,500; Barry Twohig, Executive Vice President Engineering, $22,500; and Michael J. Zukerman, Executive Vice President, General Counsel and Secretary, $22,500. Finally, the Compensation Committee approved an aggregate pool of $45,000 to be shared by Critical Path’s management team based on the achievement of certain performance metrics by Critical Path during the first quarter of 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 3, 2006

CRITICAL PATH, INC.

By:	/s/ Michael J. Zukerman
Michael J. Zukerman
Executive Vice President, General Counsel and Secretary